HCP Announces Closing of $2.0 Billion Credit Facility

IRVINE, Calif., Oct. 19, 2017 /PRNewswire/ -- HCP (NYSE: HCP) announced that it has closed on a new $2.0 billion unsecured revolving credit facility. The new facility reduces the Company’s funded interest cost for committed loans by 5 basis points and has a maturity date of October 19, 2021. Based on the Company’s current senior unsecured long-term debt ratings, the facility bears interest annually at LIBOR plus 100 basis points and has a facility fee of 20 basis points. The facility also includes two 6-month extension options at the Company’s discretion and the ability to increase the commitments by an aggregate amount up to $750 million, in each case, subject to customary conditions.

“We are extremely pleased with the strong support from our banking partners with 100% continued participation from our top tier lenders and commitments from 23 financial institutions exceeding $3 billion,” said Peter Scott, Executive Vice President and Chief Financial Officer. “Combined with no material debt maturities until 2019, this transaction further enhances our liquidity position and strengthens our balance sheet.”

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Contact

Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400